Exhibit 99.1

March 28, 2018

Dear Fellow Owners,

While developments in Puerto Rico and the downgrade of National caused 2017 to be a challenging and volatile year, shareholder value remains our greatest priority. Our plan to maximize value has five key components: remediating our Puerto Rico insured credits, optimizing MBIA Inc. liquidity, repurchasing MBIA Inc. common shares at attractive prices, maintaining National’s financial strength, and reducing operating expenses.

During 2017, National’s four largest Puerto Rico credits were put into Title III status pursuant to the procedures established in the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA), the federal law established to address Puerto Rico’s fiscal crisis. The four credits are the Puerto Rico Electric Power Authority (PREPA), Puerto Rico Commonwealth (General Obligation), Puerto Rico Sales Tax Financing Corporation (COFINA) and Puerto Rico Highway and Transportation Authority. The respective gross par amounts outstanding for each credit at year-end 2017 were $1.2 billion, $835 million, $684 million ($1.1 billion including accreted interest on Capital Appreciation Bonds) and $626 million. In total, at year-end 2017, across all Puerto Rico credits, National insured $3.9 billion of par and accreted value and had paid cumulative claims of $415 million. Hurricane Maria hit Puerto Rico on September 20, 2017, causing devastation across the Island and creating a humanitarian crisis for its residents. The federal government has already approved more than $16 billion of aid (and based on comparisons to previous U.S. hurricanes, we expect that substantial additional amounts will be approved). However, the island’s recovery has been more difficult and slower than expected. While the Title III process has been slow to progress, the number one priority is the safety, health, and well-being of the people of Puerto Rico.

Regarding MBIA Inc.’s liquidity profile and maintaining its ability to satisfy its obligations when they come due, in the fourth quarter of 2017, MBIA Inc. received its annual as-of-right dividend from National. The dividend amount of $118 million was determined by National’s net investment income, which will likely determine National’s dividend payments for the foreseeable future. As such, National will continue to seek ways, within acceptable risk tolerances, to enhance its net investment income to optimize its dividend capacity. In 2017, National also purchased approximately $130 million par of MBIA Inc. senior notes from the holding company. The transaction added $130 million to MBIA Inc.’s liquidity while adding a 5.7% coupon debt obligation to National’s investment portfolio. In 2017, MBIA Inc. repurchased $160 million of Global Funding medium term notes at a discount of 16%.

The most significant mechanism for enhancing shareholder value in 2017 was purchasing MBIA Inc. common shares at attractive prices. Over the last three years, the company has reduced shares outstanding by over 100 million shares, or by 52%. The average price paid was $7.37 per share. We believe that share repurchases are an appropriate use of the capital that exceeds what is needed to support National’s insured portfolio.

MBIA Inc. 1 Manhattanville Road, Suite 301, Purchase, NY 10577    +1 (914) 273-4545

www.mbia.com

National ended the year with $2.8 billion of statutory capital, $4.1 billion of claims-paying resources and fixed income investments including cash and cash equivalents of $3.4 billion. Its gross par amount of insured debt was $71.9 billion, down 35% from the prior year-end and down more than 85% from its inception in 2009.

We have also substantially reduced operating expenses to enhance shareholder value. Our 2017 operating expenses were $106 million, which were down 22% from 2016, included severance costs and rating agencies fees that won’t be included in our 2018 expenses. We believe we will be able to reduce operating expenses below $80 million for 2018.

Turning to MBIA Insurance Corporation, while we don’t believe the operating company will have any material financial impact on MBIA Inc.’s shareholder value one way or the other, we are focused on managing it to ensure it remains able to satisfy its obligations to its policyholders, and to maximize its value to its other stakeholders, who are primarily its surplus notes holders. Our major short-term goals are to maintain sufficient liquidity to enable MBIA Insurance Corp. to pay its claims, and to pursue maximum recoveries for some of the claims that it has paid, including recoveries for the Zohar I and II CDOs and the Credit Suisse RMBS representation and warranty litigation.

During 2017, we also made some changes to our senior management team by implementing the final components of a multi-year succession plan that replaced our former General Counsel, Ram Wertheim; Controller, Doug Hamilton; and CEO, Jay Brown. Each of them had long and distinguished careers with the Company. In particular, I’d like to recognize Jay for his momentous and meaningful contributions to MBIA over his 30 years of involvement with the Company.

I have the utmost confidence that all of MBIA’s directors and employees are focused on delivering long term value to our shareholders, and I look forward to continuing to work with them to execute our business plans.

Most importantly, I would like to thank all of our shareholders for their continued support. While I believe that long term value will ultimately be recognized, we have been on a volatile journey that is likely to continue for some time.

Sincerely,

Bill Fallon

CEO

Forward-Looking Statements

This letter includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.